EXHIBIT 99.1

            Doe Run Announces Receipt of Requisite Consents in connection with the Offer to Purchase and Consent Solicitation for its 11.75% Senior Notes due 2008

            ST LOUIS (December 27, 2006)--The Doe Run Resources Corporation ("Doe Run" or the "Company") announced today that in connection with the previously announced tender offer and consent solicitation for its outstanding 11.75% Senior Notes due 2008, Doe Run has received the requisite consents from holders of the notes to amend the indenture governing the notes (the "Indenture"). As of 12:00 p.m., New York City time, on December 22, 2006 (the "Consent Date"), tenders and consents had been received with respect to greater than a majority of the aggregate principal amount of the outstanding notes.

            Additional notes may still be delivered to the depositary on or prior to December 28, 2006 and receive the total consideration of $1,002.50 for each $1,000 principal amount of notes validly tendered (including the consent payment) if a notice of guaranteed delivery has been received by the depositary on or prior to the Consent Date. The Company has executed a supplemental indenture with U.S. Bank National Association, as Trustee, pursuant to which the proposed amendments to the Indenture will become operative upon satisfaction of the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 5, 2006. Notes tendered prior to the Consent Date may no longer be withdrawn and consents delivered may no longer be revoked.

            The offer to purchase will expire at 5:00 p.m., New York City time, on January 4, 2007, unless extended. Holders who validly tender notes will also be paid accrued and unpaid interest up to but not including the date of payment for the notes.

            The terms of the offer to purchase and consent solicitation, including the conditions to the Company's obligations to accept the notes tendered and consents delivered and pay the purchase price and consent payments, are set forth in the Company's offer to purchase and consent solicitation statement, dated December 5, 2006. The offer to purchase and consent solicitation are subject to certain conditions, including the receipt of the requisite number of consents required to amend the indenture, the execution of the supplemental indenture and the Company having raised funds from a private offering of new notes in an aggregate principal amount of approximately $200,000,000. The Company may amend, extend or terminate the offer to purchase and consent solicitation at any time in its sole discretion without making any payments with respect thereto.

            The dealer manager and solicitation agent for the offer to purchase and the consent solicitation is Wachovia Securities. Questions regarding the terms of the tender offer or consent solicitation may be directed to Wachovia Securities at (866) 309-6316 (toll-free) or (704) 715-8341 (collect). The depositary is U.S. Bank National Association and the information agent for the offer is D.F. King & Co., Inc. Requests for documentation may be directed to the information agent at (800) 758-5378 (toll-free) or (212) 269-5550 (collect).

            This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. The offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement. This press release does not constitute an offer to sell or the solicitation of an offer to buy the new notes. That offer will be made only by means of a confidential offering memorandum to be issued by the Company.

            This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company's plans to consummate an offer to purchase and consent solicitation with respect to the notes. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the Securities and Exchange Commission.

            About Doe Run

            Based in St. Louis, The Doe Run Resources Corporation is a privately held natural resources company dedicated to environmentally responsible mineral production, metals fabrication, recycling and reclamation. The company and its subsidiaries deliver products and services needed to provide power, protection and convenience through premium products and associated metals including lead, zinc, copper, gold and silver. As the operator of one of the world's only multi-metal facilities and the Americas' largest integrated lead producer, Doe Run employs more than 5,000 people, with U.S. operations in Missouri, Washington and Arizona, and Peruvian operations in Cobriza and La Oroya. Committed to sustainable development, Doe Run has helped bring electrical power, business training, educational opportunities and improved telecommunications to rural communities in Peru and the U.S. For more information, visit www.doerun.com.